EXHIBIT 10.4

EXECUTION COPY

MANAGEMENT SHAREHOLDER AGREEMENT

This Management Shareholder Agreement (this “Agreement”) is entered into as of October 1, 2006, by and among FIF III CLI Holding Limited, a Bermuda exempted company (the “Company”), Container Leasing International, LLC, a New York limited liability company (“CLI”), and Joseph Kwok (the “Management Investor”).

WHEREAS, the Company owns all of the membership interests of CLI;

WHEREAS, the Management Investor is a key employee of CLI and the parties hereto desire to memorialize certain terms of such employment relationship as set forth herein;

WHEREAS, the Management Investor desires to purchase, and the Company desires to issue and sell to the Management Investor, such number of restricted shares of the Company’s capital (the “Common Stock”) as set forth herein; and

WHEREAS, the Company also desires to (i) grant to the Management Investor certain restricted shares of Common Stock on the date hereof and (ii) provide (a) for a discretionary grant of additional restricted shares of Common Stock to such Management Investor on the first anniversary of the date hereof and (b) that a portion of the future annual performance bonus, if any, awarded to such Management Investor by CLI may be granted in the form of additional restricted shares of Common Stock, all as set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Terms of Employment.

(a) While employed by CLI, the Management Investor shall (i) prior to January 1, 2007, serve as the Chief Executive Officer–designee of CLI and (ii) from and after January 1, 2007, serve as the Chief Executive Officer of CLI, and in each such position shall have the duties, responsibilities and authority commensurate with the status of a chief executive officer-designee or chief executive officer, respectively, and shall render services consistent with such position. In all cases, the Management Investor shall be subject to the supervision and authority of, and shall report to, the Managers Committee (or other similar body) of CLI. While employed by CLI, the Management Investor agrees to devote all of his working time and efforts to the business and affairs of CLI and its subsidiaries (and, for so long as the Management Investor is an employee of Seacastle Inc. or any of its subsidiaries (collectively, “Seacastle”), the business and affairs of Seacastle), subject to periods of vacation and sick leave to which he is entitled in accordance with CLI’s policies in effect at such time, and the Management Investor shall use his best efforts in such endeavors and shall not engage in activities that substantially interfere with such performance. The Management Investor agrees to discharge his duties as Chief Executive Officer of CLI (or with respect to the period prior to January 1, 2007, as Chief Executive Officer–designee of CLI) diligently, faithfully and in the best interests of CLI.

Notwithstanding the foregoing or anything else contained in this Agreement, CLI retains the right to terminate the Management Investor’s employment at any time for any reason or no reason (and whether or not for Cause (as defined below)).

(b) As compensation for the Management Investor’s services as CLI’s Chief Executive Officer (and with respect to the period prior to January 1, 2007, as CLI’s Chief Executive Officer–designee), CLI shall pay the Management Investor a base salary (the “Base Salary”) while employed by CLI at an initial rate of US$150,000 per year. The Base Salary shall be paid to the Management Investor in accordance with (and at such times as) the usual payroll practices of CLI in effect from time to time.

(c) In addition to any Discretionary Restricted Shares (as defined below) granted pursuant to Section 2(d), the Management Investor shall, subject to the other terms of this Section 1(c), be paid:

(i) a one-time bonus (the “2006 Bonus”) for the year ending December 31, 2006 equal to US$225,000 pro-rated for the number of days during the 2006 calendar year in which the Management Investor is employed by CLI; and

(ii) a performance bonus (a “Performance Bonus” and together with the 2006 Bonus, a “Bonus Award”) of at least US$175,000, but not more than US$325,000, in respect of each calendar year (other than the 2006 calendar year) in which the Management Investor is employed by CLI.

The exact amount of any Performance Bonus payable to the Management Investor in respect of a calendar year (i.e., within the range of US$175,000 to US$325,000) shall be at the sole discretion of the Managers Committee (or other similar body) of CLI, taking into account the success of CLI as a whole as well as the contribution of the Management Investor to that success (based upon performance targets to be mutually agreed upon by the Managers Committee (or other similar body) of CLI and the Management Investor at the beginning of each calendar year beginning in 2007). In order to be eligible to receive payment of any Bonus Award (including the 2006 Bonus), the Management Investor must be an active employee at, and not have given or received notice of termination, resignation or retirement of employment (including for Good Reason (as defined below)) prior to, the time of payment of such Bonus Award (which shall be paid in accordance with (and at such time as) the usual bonus payroll practices of CLI in effect at such time). As determined by the Company in its sole discretion, up to fifty percent (50%) of any Bonus Award, other than the 2006 Bonus (all of which shall be payable in cash), may be granted as Bonus Restricted Shares (as defined below). Payment of a Bonus Award to the Management Investor in any given year shall not entitle the Management Investor to additional compensation or a Bonus Award (or any other bonus) in or in respect of any subsequent year.

(d) While employed by CLI, the Management Investor will be entitled to participate, to the extent eligible thereunder, in all benefit plans and programs maintained from time to time for CLI’s employees generally, in accordance with the terms thereof in effect from time to time. For purposes of clarification, nothing contained in this Agreement shall limit or otherwise affect the ability of CLI or any affiliate thereof (if applicable) to amend, terminate or otherwise modify any such benefit plan or program now or hereafter in existence in accordance with its terms and applicable law.

(e) CLI shall reimburse the Management Investor for up to US$50,000 of reasonable and documented out-of-pocket moving expenses incurred in good faith by the Management Investor in respect of the relocation of the Management Investor and his immediate family from Singapore to San Francisco for purposes of the Management Investor’s employment with CLI.

(f) CLI shall reimburse the Management Investor for up to US$5,000 of out-of-pocket legal fees and expenses incurred by the Management Investor in connection with the negotiation and preparation of this Agreement, upon presentation of a written invoice therefor which has been prepared in good faith.

(g) While employed by CLI, CLI shall reimburse the Management Investor for up to US$10,000 per year of out-of-pocket fees and expenses (less any such fees and expenses reimbursed by Seacastle pursuant to the Seacastle Shareholder Agreement) incurred by the Management Investor in respect of any tax advisor engaged by the Management Investor (or engaged by CLI on behalf of the Management Investor) for the preparation of the Management Investor’s personal income tax returns relating to such year, upon presentation of a written invoice therefor which has been prepared in good faith. If requested by the Management Investor, CLI shall use its good faith efforts to engage such a tax advisor on behalf the Management Investor.

(h) Unless otherwise agreed to in writing by CLI and the Management Investor, (i) in the event the Management Investor provides Seacastle with notice of the Management Investor’s resignation as an employee of Seacastle (whether or not for “good reason”, the Management Investor will, without any further action on the part of the Management Investor or CLI, be deemed to have provided CLI with notice of the Management Investor’s resignation as an employee of CLI (as of the date such notice is provided to Seacastle) for all purposes of this Agreement, (ii) in the event the Management Investor resigns as an employee of Seacastle (whether or not for “good reason”), the Management Investor will, without any further action on the part of the Management Investor or CLI, be deemed to have resigned as an employee of CLI (as of the effective date of the Management Investor’s resignation as an employee of Seacastle) for all purposes of this Agreement and (iii) in the event Seacastle terminates the Management Investor’s employment with Seacastle (whether or not for “cause”), the Management Investor will, without any further action on the part of the Management Investor or CLI, be deemed to have been terminated as an employee of CLI (as of the effective date of the Management Investor’s termination as an employee of Seacastle) for all purposes of this Agreement.

2. Purchase and Grant of Common Stock

(a) The Company hereby agrees to issue and sell to the Management Investor (subject to the third sentence of this Section 2(a)), and the Management Investor hereby agrees to purchase from the Company, seven hundred fifty (750) shares of Common Stock (the “Purchased Shares”), for an aggregate purchase price of US$750,000 (the “Purchase Price”). The

Management Investor hereby agrees to remit the Purchase Price to the Company’s bank account designated by the Company (or to the bank account of the Company’s designee as instructed by the Company) in immediately available funds on October 25, 2006. The obligation of the Company to issue and sell the Purchased Shares to the Management Investor is subject to the Management Investor having paid the full Purchase Price to the Company (or to its designee) in immediately available funds on October 25, 2006, whereupon the Company shall immediately issue and sell the Purchased Shares to the Management Investor. The Purchased Shares shall be issued and sold to the Management Investor free and clear of all liens, other than restrictions and legends required pursuant to federal and state securities laws and the terms of this Agreement. For avoidance of doubt, the Purchased Shares shall be considered to be “Common Stock”.

(b) The Company hereby grants to the Management Investor, and the Management Investor hereby accepts, on the date hereof, two thousand five hundred (2,500) shares of Common Stock (the “Initial Restricted Shares”). Subject to the terms of Section 2(e) and the other terms and provisions of this Agreement, one-fifth (1/5) of the Initial Restricted Shares shall vest on each of the first five anniversaries of the date hereof (each such anniversary, an “Initial Restricted Share Vesting Date”), in each case provided that the Management Investor is still employed by CLI on such vesting date.

(c) The Company hereby agrees to grant to the Management Investor, from time to time in its sole discretion, shares of Common Stock (the “Bonus Restricted Shares”) in satisfaction of up to fifty percent (50%) (as determined by the Company in its sole discretion) of any Bonus Award (if any) paid to the Management Investor. The tranche of Bonus Restricted Shares (if any) for a performance year shall be granted to the Management Investor as of the date on which the cash portion of the Bonus Award, if any, for such performance year is paid to the Management Investor. The number of Bonus Restricted Shares (if any) to be granted to the Management Investor for a performance year shall equal (i) the product of (A) the aggregate dollar amount of the Bonus Award (if any) for such year and (B) the percentage of such Bonus Award (if any) determined by the Company in its sole discretion to be paid in Common Stock (which in no event shall be greater than fifty percent (50%) of the value of the Bonus Award), divided by (ii) the Fair Market Value (as defined below) per share of Common Stock on the date of grant (which such quotient shall be rounded up or down, as applicable, to the nearest whole number). Subject to the terms of Section 2(e) and the other terms and provisions of this Agreement, one-third (1/3) of the tranche of Bonus Restricted Shares shall vest on each of the first three anniversaries of the date of grant of such tranche, in each case provided that the Management Investor is still employed by the Company on such vesting date.

(d) If specifically approved by the Company’s Board of Directors (at its sole discretion), the Company may on the first anniversary of the date hereof grant to the Management Investor up to two hundred fifty (250) shares of Common Stock (the “Discretionary Restricted Shares” and together with the Initial Restricted Shares and the Bonus Restricted Shares, the “Restricted Shares”). Subject to the terms of Section 2(e) and the other terms and provisions of this Agreement, one-fifth (1/5) of the tranche of the Discretionary Restricted Shares (if granted by the Company) shall vest on the date of issuance thereof and on each of the first four anniversaries of the date hereof (such date of issuance or such anniversary hereof, as applicable, a “Discretionary Restricted Share Vesting Date”), in each case provided that the Management Investor is still employed by CLI on such vesting date. For purposes of clarification, the parties hereto hereby acknowledge and agree that (i) any grant of Discretionary Restricted Shares (and the number of Discretionary Restricted Shares granted, if any) shall be at the sole discretion of the Company’s Board of Directors, (ii) the Company’s Board of Directors is not obligated to grant any Discretionary Restricted Shares (including as a result of the Company’s execution of this Agreement) and (iii) any grant of Discretionary Restricted Shares to the Management Investor without the specific approval of the Company’s Board of Directors shall be void.

(e) Without limiting any of the other terms and provisions of this Agreement, the Restricted Shares shall be subject to the following terms:

(i) If (A) the Management Investor’s employment is terminated by CLI other than for Cause or the Management Investor terminates his employment with CLI for Good Reason and (B) a release reasonably acceptable to the Company is executed by the Management Investor within thirty (30) days after the date of such termination and becomes effective in accordance with its terms, the Management Investor will immediately vest (upon the effectiveness of such release) as the owner of the percentage of each tranche of Restricted Shares that would have vested under Section 2(b) on the next succeeding Initial Restricted Share Anniversary Date, under Section 2(c) on the next succeeding anniversary of the date of grant of such tranche or under Section 2(d) on the next succeeding Discretionary Restricted Share Anniversary Date, as applicable, following such termination.

(ii) In the event the Management Investor’s employment is terminated by CLI other than for Cause, or the Management Investor terminates his employment with CLI for Good Reason, within twelve (12) months after a Change of Control (as defined below), the Management Investor shall immediately vest as the owner of all Restricted Shares that have not theretofore vested prior to the date of such termination.

(iii) Except as provided in clauses (i) and (ii) of this Section 2(e), all of the unvested Restricted Shares shall be automatically forfeited, and be deemed to have been repurchased by the Company at a purchase price of zero dollars, upon the Management Investor ceasing to be an employee of CLI (whether as a result of termination for Cause, termination other than for Cause, resignation (whether for Good Reason or otherwise), death or otherwise).

(iv) For purposes of clarification, except as otherwise expressly provided in this Agreement, the Management Investor will have all of the rights of a shareholder with respect to all of the Restricted Shares granted hereunder, including, without limitation, the right to vote such shares (subject to Section 2(e)(vi) below) and the right to receive all dividends or other distributions with respect to such shares, both prior to and after the lapse and removal of the vesting restrictions set forth herein.

(v) The Restricted Shares granted hereunder shall be registered in the Management Investor’s name, but the certificates evidencing such Restricted Shares shall be retained by the Company during the period prior to the vesting of such shares as set forth herein. The Management Investor shall execute a share transfer in the form of

Exhibit A attached hereto, in blank, with respect to such Restricted Shares and deliver the same to the Company. Upon vesting in accordance with the terms of this Agreement, the Restricted Shares shall be issued to the Management Investor free and clear of all liens, other than restrictions and legends required pursuant to federal and state securities laws and the terms of this Agreement. For avoidance of doubt, upon grant thereof, the Restricted Shares shall be considered to be “Common Stock” (including prior to the vesting thereof in accordance with the terms of this Agreement).

(vi) To the fullest extent permitted by applicable law, the Management Investor hereby appoints Fortress Fund III (as defined below) as its proxy with respect to all unvested Restricted Shares of which the Management Investor may be the record holder of from time to time to (A) attend all meetings of the holders of the Common Stock of the Company, with full power to vote and act for the Management Investor with respect to such Restricted Shares in the same manner and extent that the Management Investor might were the Management Investor personally present at such meetings, and (B) execute and deliver, on behalf of the Management Investor, any written consent in lieu of a meeting of the holders of the Common Stock of the Company in the same manner and extent that the Management Investor might but for the proxy granted pursuant to this sentence. The proxy hereby granted by the Management Investor is, and shall be, irrevocable by the Management Investor (until any such unvested Restricted Shares vest in accordance with the terms of this Agreement, in which case such proxy shall automatically terminate with respect to such vested Restricted Shares). Fortress Fund III shall have full power to substitute another person as the Management Investor’s proxy and to revoke the appointment of any such substitute proxy. Concurrently herewith, the Management Investor is hereby executing and delivering to the Company an irrevocable proxy in the form of Exhibit B attached hereto, and the Management Investor hereby agrees that it shall execute and deliver any further instrument, and take all other actions, reasonably requested by Fortress Fund III from time to time to evidence or otherwise give effect to the provisions of this Section 2(e)(vi).

(f) Anything herein to the contrary notwithstanding, neither the Purchased Shares nor the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered (each such action, a “Transfer”) until the applicable restrictions set forth herein are removed or expire or are expressly waived by the Company in writing, and any additional requirements or restrictions contained in this Agreement have been satisfied, terminated or expressly waived by the Company in writing.

(g) In connection with the payment of any dividends, distributions or other type of payment to the Management Investor in respect of the Purchased Shares or Restricted Shares, the Company shall be entitled to deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the Management Investor’s account.

(h) For the purposes of this Agreement, the following terms have the respective meanings set forth below:

(i) “Act” means the Securities Act of 1933, as amended.

(ii) An “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(iii) A termination for “Cause” shall mean termination of the Management Investor’s employment with CLI and its subsidiaries as a result of any of the following:

(a) the Management Investor commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of CLI or any of its affiliates, including, but not limited to, falsifying any documents or agreements (regardless of form); or

(b) the Management Investor materially violates any rule or policy of CLI or any of its affiliates (I) for which violation an employee may be terminated pursuant to the written policies of CLI or any of its affiliates reasonably applicable to such an employee or (II) which violation results in material damage to CLI or any of its affiliates or (III) which, after written notice to do so, the Management Investor fails to correct within a reasonable time; or

(c) the Management Investor willfully breaches or habitually neglects any material aspect of the Management Investor’s duties assigned to the Management Investor by CLI or any of its affiliates, which assignment was reasonable in light of the Management Investor’s position with CLI or its subsidiaries (all of the foregoing duties, “Duties”); or

(d) the Management Investor fails, after written notice, adequately to perform any Duties and such failure is reasonably likely to have a material adverse impact upon CLI or any of its affiliates or the operations of any of them; provided, that, for purposes of this clause (d), such a material adverse impact will be solely determined with reference to the Management Investor’s Duties and his annual compensation pursuant to this Agreement; or

(e) the Management Investor materially fails to comply with a direction from the Managers Committee (or other similar body) of CLI or any of its affiliates with respect to a material matter, which direction was reasonable in light of the Management Investor’s position with CLI or its subsidiaries; or

(f) while employed by CLI or its subsidiaries, and without the written approval of CLI’s Managers Committee (or other similar body), the Management Investor performs services for any other corporation or person which competes with CLI or any of its subsidiaries or otherwise violates Section 6 hereof; or

(g) the Management Investor is convicted by a court of competent jurisdiction of a felony (other than a traffic or moving violation) or any crime involving dishonesty; or

(h) any other action or condition that may result in termination of an employee for cause pursuant to any generally applied standard, of which standard the Management Investor knew or reasonably should have known, adopted in good faith by the Managers Committee (or other similar body) of CLI or any of its subsidiaries from time to time but prior to such action or condition; or

(i) any willful breach by the Management Investor of his fiduciary duties as a director of CLI or any of its subsidiaries; or

(j) the Management Investor fails to pay the Purchase Price to the Company (or to its designee) in immediately available funds on October 25, 2006; or

(k) the Management Investor is terminated as an employee of Seacastle for “cause” (as defined in the Seacastle Shareholder Agreement).

In the event that there is a dispute between the Management Investor and the Company as to whether “Cause” for termination exists: (x) such termination shall nonetheless be effective, (y) such dispute shall be subject to arbitration in New York, New York using the commercial rules of the American Arbitration Association and (z) the payments or deliveries, if any, to be made by the Company or any Fortress Entity in connection with a sale or purchase of the Common Stock held by the Management Investor pursuant to Section 5 of this Agreement shall be delayed until the final resolution of such dispute in such arbitration.

(iv) “Change of Control” means an event or series of events by which one or more Fortress Entities directly or indirectly legally or beneficially own less than 50% of the voting stock (or other equity interest) of CLI, in each case adjusted pursuant to any stock (or share) split, stock (or share) dividend, recapitalization or reclassification of the capital of the Company or CLI; provided, however, that a “Change of Control” shall not be deemed to occur:

(a) upon an acquisition, merger, amalgamation, continuation into another jurisdiction or other business combination involving the Company or CLI, including the sale of all or substantially all of the assets of the Company or CLI (each, a “Business Combination”), if one or more Fortress Entities collectively (I) directly or indirectly legally or beneficially own at least 30% of the voting stock (or other equity interest) of CLI or the surviving/acquiring entity, as the case may be, and (II) continue to be the largest shareholder (or other holder of equity) of CLI or the surviving/acquiring entity, as the case may be, following such Business Combination, and a “Change of Control” will not result after any such Business Combination so long as the conditions set forth in clauses (I) and (II) continue to be satisfied; or

(b) (I) upon an IPO (without regard to the percentage of voting stock (or other equity interest) of CLI directly or indirectly legally or beneficially owned by the Fortress Entities immediately after such IPO) or (II) without limiting clause (I), if at any time following an IPO one or more Fortress Entities collectively directly or indirectly legally or beneficially own at least 30% of the voting stock (or other equity interest) of CLI and are the largest shareholder (or other holder of equity) of CLI.

(v) “Fair Market Value” of each share of Common Stock shall be determined as of the time of the event requiring valuation of the Common Stock hereunder by the Board of Directors of the Company in good faith; provided, however, that such determination shall be based upon the Company as a going concern and shall not discount the value of such shares either because they are subject to the restrictions set forth in this Agreement or because they constitute only a minority interest in the Company. As of the date hereof (but prior to the grant of the Initial Restricted Shares), the Fair Market Value of the Common Stock is US$1,000 per share.

(vi) “Fortress Entity” means any of (i) Fortress Fund III or any affiliate thereof, (ii) any investment vehicle (whether formed as a private investment fund, stock company or otherwise) managed directly or indirectly by Fortress Fund III or any of its affiliates (a “Fortress Fund III Fund”) or (iii) any general partner, limited partner, managing member or person occupying a similar role of or with respect to any Fortress Fund III Fund.

(vii) “Fortress Fund III” means Fortress Fund III GP LLC, a Delaware limited liability company, and its successors and assigns.

(viii) The Management Investor will be treated as having terminated his employment with CLI for “Good Reason” if the Management Investor resigns as an employee of CLI following the thirtieth (30th) day after the later of (x) the occurrence of any of the following events which has not been cured prior to such resignation and (y) the Management Investor providing written notice of such event(s) to the Company and CLI:

(a) any reduction in the Management Investor’s title; or

(b) any failure by CLI to pay the Management Investor the Base Salary or a Bonus Award when required to be so paid pursuant to the terms of this Agreement; or

(c) once the Management Investor’s Base Salary is increased, any reduction in the Management Investor’s Base Salary below such increased amount (other than an across-the-board reduction that applies to all employees or solely to senior executives of CLI and other than pursuant to Section 12); or

(d) during the one-year period following any Change of Control, any material diminution in the Management Investor’s duties, authorities or responsibilities that are materially adversely inconsistent with the Management Investor’s position immediately prior to such Change of Control; or

(e) any requirement by CLI that the Management Investor’s principal place of work be moved to a location more than thirty-five (35) miles away from the location of the Management Investor’s principal place of work immediately prior to such resignation by the Management Investor; provided, however, a requirement by CLI that the Management Investor’s principal place of work be moved to either San Francisco, California or Singapore shall not entitle the Management Investor to resign for Good Reason; or

(f) during the one-year period following any Change of Control, the failure of any successor to the Company or CLI (if any), whether direct or indirect and whether by merger, acquisition, consolidation or otherwise, to assume in writing delivered to the Management Investor, the obligations of the Company or CLI, as the case may be, under this Agreement.

In addition, unless otherwise agreed to in writing by the Management Investor and CLI, the Management Investor will be treated as having terminated his employment with CLI for “Good Reason” if the Management Investor resigns as an employee of Seacastle for “good reason” (as defined in the Seacastle Shareholder Agreement) and, as a result of such resignation, the Management Investor in deemed to have resigned as an employee of CLI pursuant to Section 1 (h)(ii).

(ix) “IPO” means a firmly underwritten initial public offering pursuant to a registration statement declared effective under the Act covering the offer and sale of Common Stock for the account of the Company to the public generally in which the net proceeds to the Company are not less than US$50,000,000.

(x) “Seacastle Shareholder Agreement” means the Management Shareholder Agreement, dated as of October 1, 2006 by and between Seacastle Inc. and the Management Investor, as the same may be amended, modified, supplemented, restated and/or replaced from time to time.

3. Transfers of Stock.

(a) Resale of Stock. Without limitation to the restrictions on Transfer set forth in Sections 2(f) and 4(c), the Management Investor shall not Transfer the Purchased Shares, the Restricted Shares or any other shares of Common Stock or other shares or capital of the Company now or hereinafter owned by the Management Investor, other than in accordance with the provisions of this Section 3.

(b) Tag-Along Right; Drag-Along Right.

(i) As used in this Agreement, the term “Holder” means the Management Investor or a Related Transferee (as defined below) of the Management Investor.

(ii) Tag-Along Right. Notwithstanding any other provision hereof, prior to one or more Fortress Entities selling more than fifty percent (50%) of the outstanding Common Stock of the Company to one or more third persons who are not a Fortress Entity (collectively, a “Third Party”) pursuant to a single transaction or a series of related transactions (such sale, a “Third Party Sale”), each such Fortress Entity shall deliver a written notice (a “Tag-Along Notice”) to the Management Investor (or in the case of a deceased Management Investor, to the Management Investor’s personal representative) which satisfies the requirements of Section 3(b)(ii)(a). Such Tag-Along Notice shall be so delivered not less than forty (40) days prior to the respective Third Party Sale.

(a) Tag-Along Notice. Each Tag-Along Notice shall set forth: (i) the name and address of the Third Party; (ii) the proposed amount and form of consideration to be paid per share and the terms and conditions of payment offered by the Third Party; (iii) the aggregate number of shares of Common Stock held by the respective Fortress Entity as of the date that the Tag-Along Notice is first delivered, mailed or sent by courier or facsimile to the Management Investor (or in the case of a deceased Management Investor, to the Management Investor’s personal representative); (iv) the Tag-Along Sale Percentage (as defined below); (v) the proposed date of the Third Party Sale (the “Third Party Sale Date”); and (vi) confirmation that the proposed Third Party has agreed to purchase the Holders’ shares of Common Stock in accordance with the terms hereof.

(b) Exercise of Tag-Along Right. Upon the receipt of a Tag-Along Notice by the Management Investor (or in the case of a deceased Management Investor, by the Management Investor’s personal representative), each Holder shall have the right (such right, a “Tag-Along Right”), exercisable in its sole discretion, to sell to the respective Third Party up to the same percentage of the total number of shares of Common Stock held by such Holder on the date of the Tag-Along Notice (whether or not the restrictions on Transfer of Common Stock have lapsed) as the percentage of the total number of shares of Common Stock held by the respective Fortress Entity as of the date of the Tag-Along Notice that such Fortress Entity is selling in the Third Party Sale (the “Third Party Sale Percentage”), at the same price and on the same terms and conditions as such Fortress Entity has agreed to with such Third Party; provided, however, such Fortress Entity shall use its reasonable, good faith efforts to provide (I) that the only representation and warranty which such Holder shall be required to make in connection with the Third Party Sale is a representation and warranty with respect to such Holder’s own ownership of the shares of Common Stock to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances and adverse claims, (II) that the liability of such Holder with respect to any representation and warranty made in connection with the Third Party Sale is the several liability of such Holder (and not joint with any other person) and that such liability is limited to the amount of proceeds actually received by such Holder in the Third Party Sale and (III) each Holder with either an opinion of counsel to the effect that the Third Party Sale is not in violation of applicable federal and state securities or other laws or, if such Holder is not provided with an opinion with respect to the matters contemplated by this clause (III), an indemnity from such Fortress Entity for any such violation. If any Third Party Sale in respect of which a Holder has exercised its Tag-Along Right is in the form of a merger transaction, such Holder agrees to vote its shares of Common Stock in favor of such merger and not to exercise any rights of appraisal or dissent afforded under applicable law.

(c) Tag-Along Exercise Notice. Each Holder may exercise the Tag-Along Right by providing Fortress Fund III with written notice (a “Tag-Along Exercise Notice”) thereof not less than twenty-five (25) days prior to the proposed Third Party Sale Date specified in the respective Tag-Along Notice. Such Tag-Along Exercise Notice must affirmatively state that the respective Holder is irrevocably exercising the Tag-Along Right and shall specify the number of Common Shares held by it which it desires to sell to the Third Party pursuant to the Third Party Sale (which number shall in no event be greater than the product of (x) the number of shares of Common Stock held by such Holder and (y) the Third Party Sale Percentage specified in the respective Tag-Along Notice). If Fortress Fund III receives a Tag-Along Exercise Notice no later than the twenty-fifth (25th) day prior to the proposed Third Party Sale Date specified in the respective Tag-Along Notice, none of the respective Fortress Entities to which the Tag-Along Exercise Notice relates shall consummate the respective Third Party Sale unless the Third Party also purchases the number of shares of Common Stock specified in such Tag Along Exercise Notice (in accordance with the terms of Section 3(b)(ii)(b)). If Fortress Fund III has not received a Tag-Along Exercise Notice from a Holder by the twenty-fifth (25th) day prior to the proposed Third Party Sale Date specified in the respective Tag-Along Notice, such Holder shall be deemed to have waived its Tag-Along Right with respect to the Third Party Sale to which such Tag-Along Notice relates.

(d) Authority to Record Transfer/Delivery of Certificates. The Company (or the Company’s transfer agent, if any) shall record in the Company’s books and records the transfer of the number of shares of Common Stock subject to a Tag-Along Exercise Notice which is not represented by one or more certificates issued by the Company, from the respective Holder to the Third Party, on the Third Party Sale Date. If any part of such shares of Common Stock is represented by one or more certificates issued by the Company, the Holder shall deliver such certificate or certificates for such shares, duly endorsed for transfer with signatures guaranteed, to such Third Party on the Third Party Sale Date in the manner and at the address indicated in the Tag-Along Notice against delivery of the purchase price for the shares; provided, however, that in the event the Company has possession of any such certificate(s) pursuant to this Agreement, upon the written request of the Holder at least five (5) business days in advance of the Third Party Sale Date, the Company shall deliver such certificate(s) to the Third Party at the time and in the manner described above.

(iii) Drag-Along Right. Notwithstanding any other provision hereof, if any Holder has not exercised its Tag-Along Right with respect to the maximum number of Common Shares for which such Holder is permitted (pursuant to Section 3(b)(ii)(b)) to exercise such Tag-Along Right in respect of a Third Party Sale, then, upon the demand of any Fortress Entity participating in such Third Party Sale (in its sole discretion), such Holder shall sell to the respective Third Party the number of whole shares of Common

Stock (rounded upwards or downwards, as applicable), whether or not the restrictions on Transfer of Common Stock have lapsed, equal to the product of (x) the total number of shares of Common Stock held by such Holder on the date of the Drag-Along Notice (as defined below) and (y) the Third Party Sale Percentage, at the same price and on the same terms and conditions as such Fortress Entity has agreed to with such Third Party; provided, however, that such Fortress Entity shall use its reasonable, good faith efforts to provide that (A) the only representation and warranty which such Holder shall be required to make in connection with the Third Party Sale is a representation and warranty with respect to such Holder’s own ownership of the shares of Common Stock to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances and adverse claims and (B) the liability of such Holder with respect to any representation and warranty made in connection with the Third Party Sale is the several liability of such Holder (and not joint with any other person) and that such liability is limited to the amount of proceeds actually received by such Holder in the Third Party Sale; provided further, that a Holder shall not be obligated to participate in any Third Party Sale pursuant to this Section 3(b)(iii) unless such Holder is provided an opinion of counsel to the effect that the Third Party Sale is not in violation of applicable federal and state securities or other laws or, if such Holder is not provided with an opinion with respect to the matters contemplated by this proviso, each respective Fortress Entity who has delivered a Drag-Along Notice to such Holder shall indemnify such Holder for any such violation. If the Third Party Sale is in the form of a merger transaction, each Holder agrees to vote its shares of Common Stock in favor of such merger and not to exercise any rights of appraisal or dissent afforded under applicable law.

(a) Drag-Along Notice. If a Fortress Entity elects (in its sole discretion) to exercise the option described in this Section 3(b)(iii), such Fortress Entity shall provide the Holders with written notice (the “Drag-Along Notice”) thereof not more than twenty-four (24) nor less than ten (10) days prior to the proposed date of the Third Party Sale Date. The Drag-Along Notice shall set forth: (i) the name and address of the Third Party; (ii) the proposed amount and form of consideration to be paid per share and the terms and conditions of payment offered by the Third Party; (iii) the aggregate number of shares of Common Stock held by such Fortress Entity as of the date that the Drag-Along Notice is first delivered, mailed or sent by courier or facsimile to the Holder; (iv) the Sale Percentage (or in the case of a deceased Management Investor, to the Management Investor’s personal representative); (v) the proposed Third Party Sale Date; and (vi) confirmation that the proposed Third Party has agreed to purchase the Management Investor’s shares of Common Stock in accordance with the terms hereof.

(b) Authority to Record Transfer/Delivery of Certificates. If a Fortress Entity elects (in its sole discretion) to exercise the option described in this Section 3(b)(iii), the Company (or the Company’s transfer agent, if any) shall record in the Company’s books and records the transfer of the Third Party Sale Percentage of the Holder’s shares of Common Stock which is not represented by one or more certificates issued by the Company, from the Holder to the Third Party, on the Third Party Sale Date. If any part of the Third Party Sale Percentage of the Holder’s shares of Common Stock is represented by one or more certificates issued by the Company, the Holder shall deliver such certificate or certificates for such shares, duly endorsed for transfer with signatures guaranteed, to such Third Party on the Third Party Sale Date in the manner and at the address indicated in the Drag-Along Notice against delivery of the purchase price for the shares; provided, however, that in the event the Company has possession of any such certificate(s) pursuant to this Agreement, upon the written request of the Holder at least five (5) business days in advance of the Third Party Sale Date, the Company shall deliver such certificate(s) to the Third Party at the time and in the manner described above.

(iv) Consideration. The provisions of this Section 3(b) shall apply regardless of the form of consideration received in the Third Party Sale.

(c) Transfer to Related Transferees. Notwithstanding anything to the contrary contained in this Section 3, the Management Investor may Transfer the Management Investor’s Common Stock without restriction to the Management Investor’s Related Transferees; provided that each such Related Transferee shall first (i) execute a written consent in form and substance satisfactory to the Company to be bound by all of the provisions of this Agreement and (ii) give a duplicate original of such consent to the Company. The “Related Transferee” of the Management Investor shall consist of the Management Investor’s spouse, the Management Investor’s adult lineal descendants, the adult spouses of such lineal descendants, trusts solely for the benefit of the Management Investor’s spouse or the Management Investor’s minor or adult lineal descendants and, in the event of death, the Management Investor’s personal representatives (in their capacities as such), estate and named beneficiaries. In the event of any Transfer by the Management Investor to its Related Transferees of all or any part of the Management Investor’s Common Stock (or in the event of any subsequent Transfer by any such Related Transferee to another Related Transferee of the Management Investor), such Related Transferees shall receive and hold said Common Stock subject to the terms of this Agreement and the rights and obligations hereunder of the Management Investor from whom such Common Stock was originally transferred as though said Common Stock was still owned by the Management Investor, and such Related Transferees shall be deemed Management Investors for the purposes of this Agreement. There shall be no further Transfer of such Common Stock by a Related Transferee except between and among such Related Transferee, the Management Investor to whom such Related Transferee is related and the other Related Transferees of the Management Investor, or except as permitted by this Agreement.

(d) Termination. This Section 3 shall terminate upon the closing of an IPO.

4. Management Investor Representations; Legends on Certificates.

(a) Investment Risk. The Management Investor represents and acknowledges that: (i) as a result of the Management Investor’s (A) existing relationship with CLI and (B) experience in financial matters, the Management Investor is properly able (on his own) to evaluate the capital structure of the Company and of CLI and its subsidiaries, the business of the Company and of CLI and its subsidiaries and the risks inherent therein; (ii) the Management Investor has been given the opportunity to obtain any additional information or documents from and to ask questions, and receive answers of, the officers and representatives of the Company and of CLI and its subsidiaries to the extent necessary to evaluate the merits and risks related to an investment in the Company; (iii) the Management Investor has been and will be, to the extent the Management Investor deems necessary, advised by legal counsel of the Management Investor’s choice at Management Investor’s expense in connection with this Agreement and the issuance and sale or grant, as applicable, of the Purchased Shares and Restricted Shares hereunder; and (iv) the issuance and purchase or grant, as applicable, of the Purchased Shares and Restricted Shares hereunder will be consistent, in both nature and amount, with the Management Investor’s overall investment program and financial condition, and the Management Investor’s financial condition will be such that the Management Investor will be able to bear the economic risk of holding unregistered Common Stock for which there is no market and to suffer a complete loss of the Management Investor’s investment therein. The Management Investor further acknowledges that investment in the Purchased Shares and Restricted Shares involves significant risks and that these risks include, without limitation, the fact that the Company and CLI may have a leveraged financial structure.

(b) Purchase for Investment.

(i) The Management Investor represents and warrants that: (A) the Purchased Shares and Restricted Shares will be acquired for the Management Investor’s own account for investment, without any present intention of selling or further distributing the same, and the Management Investor will not have any reason to anticipate any change in the Management Investor’s circumstances or any other particular occasion or event which would cause the Management Investor to sell any of such Common Stock; and (B) the Management Investor is fully aware that in agreeing to sell, issue and/or grant such Common Stock to the Management Investor the Company will be relying upon the truth and accuracy of these representations and warranties. The Management Investor agrees that the Management Investor will not Transfer any Purchased Shares or Restricted Shares prior to an IPO, except to a Related Transferee in accordance with the terms of this Agreement. Any such Transfer must be in compliance with the Act, the rules and regulations of the Securities and Exchange Commission thereunder, the relevant state securities laws applicable to the Management Investor’s action and the terms of this Agreement.

(ii) The Management Investor acknowledges that no trading market for the Common Stock exists currently or is expected to exist at any time in the foreseeable future (if at all) and that, as a result, the Management Investor may be unable to sell any of the Common Stock acquired hereunder for an indefinite period. Further, the Company has no obligation to register any of the Common Stock (including any of the Purchased Shares or Restricted Shares) for sale or resale under the Act or any other applicable law (including any “blue sky” law).

(iii) The Management Investor acknowledges and agrees that nothing herein, including the provisions of Section 1 of this Agreement or the opportunity to make an investment in the Company, shall be deemed to create any implication concerning the adequacy of the Management Investor’s services to the Company or any of its affiliates (including CLI and its subsidiaries) or shall be construed as an agreement by the Company or any of its affiliates (including CLI and its subsidiaries), express or implied, to (A) employ the Management Investor or contract for the Management Investor’s services, (B) restrict the right of CLI to discharge the Management Investor or cease contracting for the Management Investor’s services or (C) modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist (on the date hereof or in the future) between the Management Investor or any of its affiliates (including CLI and its subsidiaries).

(c) Legend on Certificates. Each share certificate issued to the Management Investor upon written request to the Company representing Common Stock issued hereunder shall bear the following (or substantially equivalent) legends on the face or reverse side thereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ANY SUCCESSOR RULE UNDER THE ACT OR FIF III CLI HOLDING LIMITED (THE “COMPANY”) RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MANAGEMENT SHAREHOLDER AGREEMENT DATED AS OF OCTOBER 1, 2006, BETWEEN CONTAINER LEASING INTERNATIONAL, LLC, JOSEPH KWOK AND THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY, AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOTED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH VOTING, TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF SUCH AGREEMENT.

Any share certificate issued at any time in exchange or substitution for any certificates bearing such legends (except a new certificate issued upon the completion of a public distribution of Common Stock represented thereby) shall also bear such (or substantially equivalent) legends, unless the Common Stock represented by such certificate is no longer subject to the provisions of this Agreement and, in the opinion of counsel for the Company, the Common Stock represented thereby need no longer be subject to restrictions pursuant to the Act or applicable state securities law. The Company shall not be required to transfer on its books any certificate for Common Stock in violation of the provisions of this Agreement.

5. Company “Call” Option; Management Investor “Put” Option.

(a) Upon the termination of the Management Investor’s employment with CLI for any reason (including if the Management Investor dies while an employee of CLI) prior to the effective date of an IPO (a “Call Purchase Event”), subject to the provisions of this Section 5, the Company may, at its sole option exercisable by written notice (a “Purchase Notice”) delivered to the Management Investor (or in the case of a deceased Management Investor, the Management Investor’s personal representative) within ninety (90) days after the applicable Call Purchase Event (or, in the event the applicable Call Purchase Event is the death of the Management Investor, within thirty (30) days after the appointment and qualification of the deceased Management Investor’s personal representative, if later), elect to purchase and, upon the giving of such notice, the Company shall be obligated to purchase, and the Management Investor (and the Related Transferees, if any, of the Management Investor or, in the case of a deceased Management Investor, its personal representative) (the “Seller”) shall be obligated to sell, all, or any lesser portion indicated in the Purchase Notice, of the Common Stock held by the Management Investor (and his Related Transferees, if any) at a per share price equal to:

(i) in the case of vested Restricted Shares, if the Management Investor’s employment is terminated by CLI for Cause or the Management Investor resigns or retires as an employee of CLI (other than for Good Reason), the lesser of (x) the Fair Market Value thereof as of the applicable grant of the Restricted Shares or (y) the Fair Market Value thereof as of the date of the Call Purchase Event;

(ii) in the case of vested Restricted Shares, if the Management Investor’s employment is terminated by CLI other than for Cause or the Management Investor dies while an employee of CLI or the Management Investor terminates his employment with CLI for Good Reason, the Fair Market Value thereof as of the Call Purchase Event;

(iii) in the case of Purchased Shares, if the Management Investor’s employment is terminated by CLI for Cause or the Management Investor resigns or retires as an employee of CLI (other than for Good Reason), the lessor of (x) the Purchase Price thereof or (y) the Fair Market Value thereof as of the Call Purchase Event; or

(iv) in the case of Purchased Shares, if the Management Investor’s employment is terminated by CLI other than for Cause or the Management Investor dies while an employee of CLI or the Management Investor terminates his employment with CLI for Good Reason, the greater of (x) the Purchase Price thereof or (y) the Fair Market Value thereof as of the Call Purchase Event.

(b) If the Company does not elect to exercise its option set forth in paragraph (a) of this Section 5, the Company shall give written notice that it is not so electing to Fortress Fund III within the time periods specified in paragraph (a) of this Section 5 for the giving of the Purchase Notice. Upon receipt of such notice from the Company, each Fortress Entity owning Common Stock shall have the option, exercisable by written notice (a “Fortress Entity Purchase Notice”) delivered to the Management Investor (or, in the case of a deceased Management Investor, the Management Investor’s personal representative) within fifteen (15) days after receipt of such notice from the Company, to purchase from the Seller (and, upon the giving of the Fortress Entity Purchase Notice, such Fortress Entity shall be obligated to purchase and the Seller shall be obligated to sell) all, or any lesser portion indicated in the Fortress Entity Purchase Notice, of the Common Stock held by the Seller (or if oversubscribed by more than one such Fortress Entity providing a Fortress Entity Purchase Notice, each such Fortress Entity shall purchase its pro rata portion of all shares of Common Stock owned by such subscribing Fortress Entities) at the per share price set forth in paragraph (a) of this Section 5.

(c) In the event (i) (A) the Management Investor’s employment is terminated by CLI other than for Cause, or the Management Investor terminates his employment with CLI for Good Reason, prior to an IPO or (B) the Management Investor retires as an employee of CLI on or after February 15, 2011 and prior to an IPO and (ii) neither the Company nor the Fortress Entities have exercised their respective option to purchase all of the Purchased Shares pursuant to clauses (a) and (b) of this Section 5, the Management Investor may, by written notice delivered to the Company no later than fifteen (15) days after the last day upon which a Fortress Entity is permitted to deliver a Fortress Entity Purchase Notice pursuant to Section 5(b), require that the Company purchase (and, subject to the following sentence, the Company hereby agrees to purchase) from the Management Investor and the Related Transferees (if any) of the Management Investor all or a portion of the Purchased Shares at a price equal to the lesser of (x) the Purchase Price thereof or (y) the Fair Market Value thereof as of the date of such Call Purchase Event. If the Company receives such a notice, one or more Fortress Entities may (at the sole option of such Fortress Entities and the Company) assume all or a portion of the obligation of the Company under this clause (c) with respect thereto, whereupon each such Fortress Entity shall be obligated to purchase the Purchased Shares (to the extent of the obligation assumed by such Fortress Entity) in accordance with this clause (c). For purposes of this clause (c), the Management Investor will be deemed to “retire” as an employee of CLI if the Management Employee (i) voluntarily ceases to be an employee of CLI (other than under circumstances that would permit CLI to terminate such employment for Cause) and (ii) at the time of such termination, certifies in writing to CLI that the Management Investor is retiring from CLI with no present intention to take any action described in clause (i), (ii) or (iii) of Section 6(a) below (without regard to the lapse of a period of time after such retirement, but subject to the last sentence of Section 6(a)).

(d) In the event (i) the Management Investor dies while an employee of CLI and prior to an IPO and (ii) neither the Company nor the Fortress Entities have exercised their respective option to purchase all of the Purchased Shares pursuant to clauses (a) and (b) of this Section 5, the Management Investor’s personal representative may, by written notice delivered to the Company no later than fifteen (15) days after the last day upon which a Fortress Entity is permitted to deliver a Fortress Entity Purchase Notice pursuant to Section 5(b), require that the Company purchase (and, subject to the following sentence, the Company hereby agrees to purchase) from the Management Investor and the Related Transferees (if any) of the Management Investor all or a portion of the Purchased Shares at a price equal to the Purchase Price thereof. If the Company receives such a notice, one or more Fortress Entities may (at the sole option of such Fortress Entities and the Company) assume all or a portion of the obligation of the Company under this clause (d) with respect thereto, whereupon each such Fortress Entity shall be obligated to purchase the Purchased Shares (to the extent of the obligation assumed by such Fortress Entity) in accordance with this clause (d).

(e) In the event a purchase of shares of Common Stock pursuant to this Section 5 shall be prohibited by law (including, without limitation, Section 42A of the Companies Act 1981 of Bermuda) or would cause a default under the terms of any indenture or loan agreement or other instrument to which the Company or any of its affiliates may be a party, the obligations of the Seller and the Company pursuant to this Section 5 shall be suspended and no such default would be caused; provided, however, that (x) the purchase price to be paid by the Company for the shares shall accrue interest at the lowest rate necessary to prevent the imputation of interest or original issue discount under the Internal Revenue Code of 1986, as amended, reduced by any dividends or distributions on such Common Stock during the period of such suspension, which interest shall likewise be paid when such prohibition first lapses or is waived and no such default would be caused and (y) in the event of any such suspension, if one or more Fortress Entities so elect and no violation of law (including, without limitation, Section 42A of the Companies Act 1981 of Bermuda) would be caused and no default under the terms of any indenture or loan agreement or other instrument to which the Company or any of its affiliates may be a party would result, the Company shall transfer its obligations under this Section 5 to the such Fortress Entities, in which case such Fortress Entities and the Management Investor (and the Related Transferees, if any, of the Management Investor) shall be obligated to complete the purchase of shares of Common Stock pursuant to this Section 5.

6. Restrictive Covenants. The Management Investor acknowledges that during the period of his employment with CLI he shall have access to secret and confidential information, knowledge or data relating to CLI and its affiliates, and their respective businesses, and will meet and develop relationships with potential and existing suppliers, financing sources, clients, customers and employees of CLI and its affiliates.

(a) Noncompetition; Nonsolicitation. The Management Investor agrees that during the period of his employment with CLI or any of its subsidiaries and for the one (1) year period immediately following termination of such employment (whether or not for Cause) or due to the resignation or retirement by the Management Investor (whether or not for Good Reason), the Management Investor shall not:

(i) directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager, officer, director or otherwise) own, manage, operate, control, participate in, perform services for, make any investment in or otherwise carry on, any business that is competitive with any business engaged in or conducted by CLI or any of its subsidiaries, or any business that CLI or any of its subsidiaries proposes to engage in or conduct, at such time, including the business of leasing (as lessor) shipping containers or containerships to customers for maritime purposes; or

(ii) directly or indirectly, engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of CLI or its affiliates to terminate their employment with, or otherwise cease their relationship with, CLI or any of its affiliates, or in hiring or assisting another person or entity to hire any nonclerical employee of CLI or any of its affiliates or any person who within six months before had been a nonclerical employee of CLI or any of its affiliates and were recruited or solicited for such employment or other retention while an employee of CLI (other than any of the foregoing activities engaged in with the prior written approval of CLI); or

(iii) directly or indirectly solicit, induce or encourage or attempt to persuade any agent, supplier or customer of CLI or any subsidiary of CLI to terminate such agency or business relationship.

Nothing contained in this Agreement shall limit or otherwise affect the ability of the Management Investor to own not more than 1.0% of the outstanding capital stock of any entity that is engaged in a business competitive with CLI or any of its subsidiaries, provided that such investment is a passive investment and such Management Investor is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business.

(b) Disparaging Comments. The Management Investor agrees that during the period of his employment with CLI or any of its subsidiaries and thereafter, the Management Investor shall not make any disparaging or defamatory comments regarding CLI or any of its subsidiaries or, after termination of his employment relationship with CLI or any of its subsidiaries, make any comments concerning any aspect of the termination of their relationship. The obligations of the Management Investor under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

Nothing contained in this Section 6 shall limit any common law or statutory obligation that the Management Investor may have to CLI or any of its affiliates. For purposes of this Section 6 and Sections 2, 5 and 7, “CLI” refers to CLI and any incorporated or unincorporated affiliates of CLI, including any entity which becomes the Management Investor’s employer as a result of any Business Transaction, reorganization or restructuring of CLI for any reason. CLI shall be entitled, in connection with its tax planning or other reasons, to terminate a Management Investor’s employment (which termination shall not be considered a termination without Cause for purposes of this Agreement or otherwise) in connection with an invitation from another affiliate of CLI to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Management Investor’s employment relationship with such entity mutatis mutandis.

7. Confidentiality. During employment and following termination of employment, the Management Investor will hold and keep confidential all secret and confidential information, knowledge or data relating to CLI and its affiliates, and their respective businesses, including any confidential information as to customers of CLI and its affiliates (i) obtained by the Management Investor during employment by CLI or its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. The Management Investor shall not, without prior written consent of CLI, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than CLI and those designated by it. In the event the Management Investor is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, the Management Investor will promptly notify CLI of any such order and will cooperate fully with CLI in protecting such information to the extent possible under applicable law. Upon termination of employment with CLI and its affiliates, or at any time as CLI may request, the Management Investor will promptly deliver to CLI, as requested, all documents (whether prepared by CLI, an affiliate of CLI, the Management Investor or a third party) relating to the CLI, an affiliate of CLI or any of their businesses or property which the Management Investor may possess or have under the Management Investor’s direction or control other than documents provided to the Management Investor as a participant in any employee benefit plan, policy or program of CLI or any agreement by and between the Management Investor and CLI or any of its affiliates with regard to the Management Investor’s employment or severance.

8. Notices. All notices or other communications under this Agreement shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail or when delivered personally or sent by facsimile transmission as follows:

(a) if to CLI, at its principal executive offices at the time of the giving of such notice, or at such other place as CLI shall have designated by notice as herein provided to the Management Investor;

(b) if to the Management Investor, at the address of the Management Investor as it appears on the signature page to this Agreement or at such other place as the Management Investor shall have designated by notice as herein provided to the Company; and

(c) if to the Company, Fortress Fund III or any other Fortress Entity, at Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Randal A. Nardone, or at such other place as such person shall have designated by notice as herein provided to the Management Investor.

9. Specific Performance, Forfeiture, Right to Repurchase.

(a) Specific Performance. Due to the fact that the securities of the Company cannot be readily purchased or sold in the open market and because damages to the Company and its affiliates will be difficult to ascertain and remedies at law to the Company and its affiliates will be inadequate and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

(b) Forfeiture, Right to Repurchase. The Management Investor acknowledges that if (x) the Management Investor breaches any term or condition contained in Section 6 or 7 of this Agreement and (y) the Company or CLI provides the Management Investor with written notice of such breach:

(i) if such notice is given prior to the effective date of an IPO, (A) all of the Restricted Shares shall be automatically forfeited, and be deemed to have been repurchased by the Company at a purchase price of zero dollars, upon the giving of such notice and (B) the Company, in accordance with Section 5, shall have the right to repurchase all the Purchased Shares, as such breach of Section 6 or 7, together with the giving of such notice, shall be deemed a Call Purchase Event (as of the date of such notice) due to a termination for Cause;

(ii) if such notice is given after the effective date of an IPO, all of the Restricted Shares that have not vested prior to the date of such notice shall be automatically forfeited, and be deemed to have been repurchased by the Company at a purchase price of zero dollars, upon the giving of such notice; and

(iii) following the delivery of such notice, whether given prior to or after the effective date of an IPO, CLI shall not be required to pay any amount pursuant to Section 11 (and CLI shall have the right to require the Management Investor (and any heir, representative, successor or assign of the Management Investor) to repay any amount paid by CLI pursuant to Section 11 prior to the date of such notice).

10. Further Assurances in Connection with an IPO. The Management Investor agrees that he will, to the extent requested by the Company, reasonably cooperate with and provide assistance to the Company and its affiliates in connection with an IPO or other offering of securities by the Company or an affiliate thereof, including, without limitation, by executing and delivering reasonably requested certificates, instruments and other documents. Without limiting the foregoing, the Management Investor agrees that it will execute and deliver a lock-up agreement with respect to any or all of the Common Stock owned by the Management Investor in connection with an IPO or other offering of securities by the Company of any of its affiliates in form and substance reasonably requested by any underwriter or by the Company or any affiliate thereof.

11. Severance.

(a) Subject to Section 9(b)(iii), if (i) the Management Investor’s employment is terminated by CLI other than for Cause or the Management Investor terminates his employment with CLI for Good Reason and (ii) a release reasonably acceptable to CLI is executed by the Management Investor within thirty (30) days after the date of such termination and becomes effective in accordance with its terms, CLI shall pay the Management Investor an amount in cash equal to one (1) year’s annual base salary of the Management Investor in effect on the date of such termination. At CLI’s sole option, such amount shall be paid either (i) as a lump sum promptly after the effectiveness of such release or (ii) in installments during the one-year period following the effectiveness of such release at such times as the Management Investor would be entitled to receive such base salary if the Management Investor was still employed by CLI.

(b) Without limiting Section 11(a), but subject to Section 9(b)(iii), if (i) the Management Investor’s employment is terminated by CLI other than for Cause, or the Management Investor terminates his employment with CLI for Good Reason, either between July 1, 2007 and December 31, 2007 or between July 1, 2008 and December 31, 2008 and (ii) a release reasonably acceptable to CLI is executed by the Management Investor within thirty (30) days after the date of such termination and becomes effective in accordance with its terms, CLI shall pay the Management Investor an amount in cash equal to the midpoint of the range of the Performance Bonus that would otherwise be payable to the Management Investor in respect of such calendar year (i.e., either 2007 or 2008), pro-rated for the number of days during such calendar year in which such termination occurred. At CLI’s sole option, such amount shall be paid as a lump sum either (i) promptly after the effectiveness of such release or (ii) at the time during such calendar year that the Management Investor would have be entitled to receive payment of his Performance Bonus for such calendar year had he still been employed by CLI.

12. Seacastle. The parties acknowledge that the Management Investor is currently (or intends to become) the chief executive officer of Seacastle and that it is anticipated that the Management Investor will devote approximately 50% of his working time and efforts to the business and affairs of CLI and its subsidiaries and approximately 50% of his working time and efforts to the business and affairs of Seacastle. In furtherance of this allocation (the “Anticipated CLI/Seacastle Allocation”), (i) the amount of the Base Salary payable to the Management Investor hereunder constitutes 50% of the aggregate base salary payable to the Management Investor by CLI hereunder and by Seacastle and under the employment arrangement between the Management Investor and Seacastle (such aggregate amount, the “Total CLI/Seacastle Base Salary”) and (ii) the amount of the Bonus Award which the Management Investor is eligible to receive hereunder constitutes 50% of the aggregate bonus award which the Management Investor is eligible to receive hereunder and under the employment arrangement between the Management Investor and Seacastle (such aggregate amount, the “Total CLI/Seacastle Bonus Award Eligibility”). To the extent the Anticipated CLI/Seacastle Allocation is incorrect or otherwise changes, the parties shall (i) amend this Agreement such that the percentages of the Total CLI/Seacastle Base Salary and Total CLI/Seacastle Bonus Award Eligibility reflect such corrected or changed allocation between the actual amount of the Management Investor’s working time and efforts to the business and affairs of CLI and its subsidiaries, on the one hand, and the actual amount of the Management Investor’s working time and efforts to the business and affairs of Seacastle, on the other hand, and (ii) take such other actions reasonably requested by CLI to reflect such corrected or changed allocation of the Total CLI/Seacastle Base Salary and Total CLI/Seacastle Bonus Award Eligibility described in clause (i); provided, that, in no event shall the Total CLI/Seacastle Base Salary or Total CLI/Seacastle Bonus Award Eligibility be affected by any such amendment or other action without the consent of the Management Investor.

13. Miscellaneous.

(a) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company, CLI and the Management Investor.

(b) In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for shares of Common Stock of the Company as a stock (or share) dividend, stock (or share) split, spin-off, reclassification or recapitalization in connection with any merger, amalgamation, continuation into another jurisdiction or reorganization, the restrictions, rights and options set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Common Stock acquired hereunder on, or with respect to, which such other capital stock was distributed.

(c) No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. Anything in this Agreement to the contrary notwithstanding, any waiver, consent or other instrument under or pursuant to this Agreement signed by, or binding upon, the Management Investor shall be valid and binding upon any and all persons or entities (other than the Company and its affiliates, including the Fortress Entities) who may, at any time, have or claim any rights under or pursuant to this Agreement in respect of the Purchased Shares or the Restricted Shares.

(d) Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, CLI and their respective affiliates, including the Fortress Entities, and their respective successors and assigns and the Management Investor and the Management Investor’s heirs, personal representatives, successors and assigns; provided, however, that nothing contained herein shall be construed as granting the Management Investor the right to Transfer any of the Purchased Shares or the Restricted Shares, except in accordance with this Agreement and any transferee shall hold the Purchased Shares or the Restricted Shares having only those rights and being subject to the restrictions provided for in this Agreement.

(e) Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

(f) Should any party to this Agreement be required to commence any litigation concerning any provision of this Agreement or the rights and duties of the parties hereunder, the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such litigation.

(g) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

(h) Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply. Words herein of any gender are deemed to include each other gender.

(i) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.

(j) The Management Investor hereby irrevocably consents and agrees that, except as provided in the last sentence of Section 2(h)(iii) of this Agreement, any legal action,

suit or proceeding against it with respect to its obligations or liabilities or any other matter under or arising out of or in connection with this Agreement shall be brought in the United States District Court of the Southern District of New York or in the courts of the State of New York, sitting in New York County and, by execution and delivery of this Agreement, the Management Investor, to the fullest extent permitted by applicable law, hereby (i) irrevocably accepts and submits to the exclusive jurisdiction of each of the aforesaid courts, in person, generally and unconditionally with respect to any such action, suit or proceeding, (ii) agrees not to commence any such action, suit or proceeding in any jurisdiction other than those of the aforesaid courts, (iii) waives any objection to the laying of venue of any such action, suit or proceeding therein, (iv) agrees not to plead or claim that such action, suit or proceeding has been brought in an inconvenient forum and (v) consents to service of process in connection with an such action, suit or proceeding by the delivery of notice to such Management Investor’s address set forth in this Agreement.

(k) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction.

(l) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Management Shareholder Agreement as of the first date written above.

FIF III CLI HOLDING LIMITED
By:	/s/ Joseph P. Adams
	Name:	Joseph P. Adams Jr.
	Title:	Vice President

CONTAINER LEASING INTERNATIONAL, LLC
By:	/s/ Joseph P. Adams
	Name:	Joseph P. Adams Jr.
	Title:	Member

/s/ Joseph Kwok
JOSEPH KWOK

Address: